UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2012

TIM HORTONS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32843	98-0641955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada		L6K 2Y1
(Address of principal executive offices)		(Zip Code)

(905) 845-6511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Director

Ms. Catherine L. Williams, an independent director of Tim Hortons Inc. (the “Corporation”), has advised the Corporation that she will not be standing for reelection at the Corporation’s annual and special meeting of shareholders to be held on May 10, 2012 (the “Annual Meeting”) due to conflicting business commitments. Ms. Williams’ decision not to stand for reelection is not the result of any disagreement with management or the Corporation’s Board of Directors related to the Corporation’s operations, policies or practices. Ms. Williams will continue to serve as a member of the Board and as a member of the Audit Committee until the commencement of the Annual Meeting. The Corporation is appreciative of Ms. Williams’ service on the Board and as a member of the Audit Committee and extends best wishes to her. The Board and the Nominating and Corporate Governance Committee intend to commence the search for a qualified candidate to fill the vacancy created as a result of Ms. Williams’ departure, and although the timing of the completion of the process cannot be determined with certainty, the Board’s objective is to make an appointment as soon as practicable following the Annual Meeting.

(e) Compensatory Arrangements of Certain Officers

On March 22, 2012, the Corporation, The TDL Group Corp. (“TDL”) and Mr. Paul D. House, the Executive Chairman, President and Chief Executive Officer of the Corporation, entered into the Second Amendment to Employment Agreement (the “Second Amendment”). The Second Amendment amends the Employment Agreement, as amended, dated effective as of September 28, 2009, by and among TDL, the Corporation and Mr. House, as amended by the First Amendment to Employment Agreement, dated effective as of February 24, 2010, by and among TDL, the Corporation and Mr. House (the “Employment Agreement”). The Employment Agreement provided for a change in control payment to Mr. House of three times the cash compensation in effect at the time of termination of employment, plus certain additional benefits for a period of three years following a termination of employment, under certain circumstances upon the occurrence of a change in control (as such term is defined in the Employment Agreement). With a view to aligning to market practice and the arrangements with the other named executive officers of the Corporation, the Second Amendment amends the Employment Agreement to decrease Mr. House’s change in control payment from three times to two times cash compensation, and to reduce his entitlement to additional benefits from three years to two years. The foregoing summary of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

The Corporation is a foreign private issuer that prepares its proxy circular, as required, in accordance with Canadian corporate and securities law requirements. The Corporation currently continues to file its periodic and current reports on U.S. domestic issuer forms. Its proxy circular, dated March 23, 2012, will be filed with the Canadian securities regulatory authorities, and it is being furnished on this report on Form 8-K to which the proxy circular is an exhibit.

Exhibit 99.1, containing the proxy circular of the Corporation, dated March 23, 2012, shall not be deemed filed for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit 10.1	Second Amendment to Employment Agreement, dated March 22, 2012, by and between The TDL Group Corp., Tim Hortons Inc. and Paul D. House.

	Exhibit 99.1	Management proxy circular of Tim Hortons Inc. dated March 23, 2012.

	Exhibit 99.2	Safe Harbor Statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.

Date: March 23, 2012	By:	/s/ JILL E. AEBKER
Jill E. Aebker Senior Vice President, General Counsel and Secretary